Execution Version
AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT
This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of October 30, 2024, by and among CACI, Inc. - Federal, a Delaware corporation (“Federal”), Azure Summit Technology, LLC, a Delaware limited liability company and successor in interest by conversion to Azure Summit Technology, Inc., a Delaware corporation (the “Company”), Project Atlas Holdings, Inc., a Delaware corporation (the “Seller”) and CACI TechWorx, Inc. a Delaware corporation (“TechWorx”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Federal, the Seller and the Company are parties to that certain Purchase and Sale Agreement, dated as of September 10, 2024 (the “Purchase Agreement”);
WHEREAS, Federal and CACI are both wholly-owned subsidiaries of CACI International Inc, a Delaware corporation;
WHEREAS, Federal and TechWorx desire to effect a novation of the Purchase Agreement such that, as of immediately prior to the Closing, (i) TechWorx is substituted for Federal as the “Purchaser” under the Purchase Agreement, (ii) Federal transfers and assigns to TechWorx all of Federal’s right, title, and interest in and to the Purchase Agreement, and (iii) TechWorx assumes and is bound by all of Federal’s covenants and obligations under the Purchase Agreement, whether arising before, as of or after the date hereof;
WHEREAS, the Company and Seller desire to consent to such novation and recognize TechWorx as the successor “Purchaser” under the Purchase Agreement;
WHEREAS, Section 14 of the Purchase Agreement provides that the Purchase Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the parties thereto; and
WHEREAS, the parties desire to amend the Purchase Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Assignment and Novation; Consent. Effective as of immediately prior to the Closing, Federal hereby effects a novation of the Purchase Agreement to substitute TechWorx for Federal as a party thereto and accordingly assigns, transfers, and conveys to TechWorx all of Federal’s right, title, and interest in and to the Purchase Agreement, including all of Federal’s covenants, obligations, and liabilities thereunder arising before, as of or after the date hereof. The Company and Seller hereby consent to such novation and such assignment. TechWorx hereby accepts such novation, acquires and accepts from Federal, effective as of immediately prior to the Closing, the foregoing assignment, and assumes all liabilities and agrees to perform and comply with all of the covenants and obligations of Federal under the Purchase Agreement arising before, as of or after the date hereof as if TechWorx was the original party to the Purchase Agreement as of the date hereof. Nothing herein shall relieve Federal of any of its covenants, obligations and liabilities under the Purchase Agreement whether arising before, as of or after the date hereof, including without limitation its obligation to pay the Purchase Price in accordance with the Purchase Agreement.
2.Amendment. Effective as of the immediately prior to the Closing, the Purchase Agreement is hereby amended to substitute TechWorx as the “Purchaser” in place of Federal.
3.Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto that this Amendment constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.
4.Representations and Warranties of TechWorx. TechWorx hereby represents and warrants to the other parties hereto as follows:
(i) TechWorx has received a copy of the Purchase Agreement.
(ii) TechWorx has read and understands the terms of the Purchase Agreement and the other Transaction Documents and has been afforded the opportunity to ask questions concerning the Company and such Transaction Documents.
(iii) TechWorx hereby makes the representations and warranties of the “Purchaser” in Section 4 of the Purchase Agreement as of the date of this Amendment and as of the Closing Date, except to the extent that a representation or warranty in Section 4 of the Purchase Agreement expressly states that such representation or warranty is made only as of an earlier date.
5.Calculation of Closing Proceeds. For the avoidance of doubt, Accrued Bonuses shall be deducted in the calculation of Closing Purchase Price as an element of Estimated Indebtedness and, to the extent so deducted, shall not be deducted in the calculation of Closing Proceeds under Section 1.1(f) of the Purchase Agreement pursuant to the deduction for amounts paid or to be paid pursuant to Section 1.1(e).
6.No Further Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the Purchase Agreement remain unchanged and continue in full force and effect.

7.No Waiver. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Purchase Agreement nor shall it constitute a waiver of any provision of the Purchase Agreement.
8.Effect of Amendment. This Amendment shall form a part of the Purchase Agreement for all purposes, and each party to this Amendment and to the Purchase Agreement shall be bound by this Amendment.
9.Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.
10.Entire Agreement; Counterparts. This Amendment, the Purchase Agreement (as amended by this Amendment) and any other documents and instruments and agreements among the parties as contemplated by or specifically referred to in the Purchase Agreement (including the Exhibits, Appendices, and Disclosure Schedules thereto) constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among the parties relating to the subject matter hereof and thereof. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
CACI, INC. - FEDERAL
By:
Name:
Title:

[Signature Page to Amendment No. 1 to Purchase Agreement]

CACI TECHWORX, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Purchase Agreement]

AZURE SUMMIT TECHNOLOGY, LLC
By:
Name:
Title:

[Signature Page to Amendment No. 1 to Purchase Agreement]

PROJECT ATLAS HOLDINGS INC.
By:
Name:
Title:

[Signature Page to Amendment No. 1 to Purchase Agreement]